FOR IMMEDIATE RELEASE


               COMMAND SECURITY CORPORATION ANNOUNCES ADDITION OF
                      KEY EXECUTIVE AT INDUSTRY CONFERENCE


Lagrangeville, New York - September 9, 1996 - Command Security Corporation (NASDAQ:CMMD) announced today at the American Society of Industrial Security's Annual Trade Conference in Atlanta, the appointment of Mr. Robert R. Iuzzolino as Vice President Sales and Marketing. This conference is attended by over 5,000 security industry professionals.

Prior to joining Command, Mr. Iuzzolino has had over two decades of experience in the security industry where he has served as a Client Development/Marketing Executive with two national industry leaders. He was a Senior Vice President at C.P.P. Security Services where he was instrumental in building sales, implementing a national accounts program and developing a sales team. He also was Vice President of Sales and Marketing for Wells Fargo where he had full responsibility for increasing the sales force, as well as the development of materials, campaigns and national account programs. During the first full year, these efforts resulted in 170,000 weekly hours of permanent guard work being sold.

William C. Vassell, Chairman of the Board of Command said "We are very pleased to be able to add an individual with Bob's talent and experience to our management team. He should be able to assist us greatly in building our sales force and attracting new business for the solid foundation that we have established."

Command Security Corporation provides security guard services through Company-owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida and provides back-office service agreements to independent security companies nationwide.

CONTACT:

William C. Vassell, Chairman of the Board                     914-454-3703
H. Richard Dickinson, Chief Financial Officer                 212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.                212-605-0174